The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated November 22, 2023

PROSPECTUS Dated November 16, 2023	Pricing Supplement No. 90 to
PROSPECTUS SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
Dated November , 2023

Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Contingent Income Auto-Callable Securities due November 29, 2024, with 6-Month Initial Non-Call Period
Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due November 29, 2024, with 6-Month Initial Non-Call Period Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not provide for the regular payment of interest or the return of any principal at maturity. Instead, the securities will pay a contingent quarterly coupon but only if the determination commodity price or the final commodity price, as applicable, of each of the West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”) and Brent crude oil futures contracts (“Brent crude oil”), which we refer to together as the underlying commodities, is greater than or equal to 60% of its respective initial commodity price, which we refer to as the respective downside threshold level, on the related early redemption date. However, if on any determination date, the determination commodity price or the final commodity price, as applicable, of either underlying commodity is less than its respective downside threshold level, you will not receive any contingent quarterly coupon on the related contingent payment date. In addition, if the determination commodity price of each underlying commodity is greater than or equal to its respective initial commodity price on any determination date (beginning approximately six months after the original issue date), the securities will be automatically redeemed for the early redemption payment on the related early redemption date. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. If the securities are not redeemed prior to maturity, the payment due at maturity will be either (i) the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, if the final commodity price of either underlying commodity is greater than or equal to its respective downside threshold level, or (ii) the stated principal amount multiplied by the commodity performance factor of the worst performing underlying commodity, if the final commodity price of either underlying commodity is less than its respective downside threshold level. If the final commodity price of either underlying commodity is less than its respective downside threshold level, investors will lose more than 40%, and possibly all, of their investment in the securities.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek a commodity futures contract-based return and are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly coupons during the entire term of the securities if either underlying commodity depreciates by an amount greater than 40% of its respective initial commodity price as of the determination dates. Because all payments on the securities are based on the worst performing of the underlying commodities, a decline beyond the respective downside threshold level of either underlying commodity will result in no contingent quarterly coupon payments and a significant loss of your investment, even if the other underlying commodity has appreciated or has not declined as much. Investors will not participate in any appreciation of either underlying commodity. The securities are notes issued as part of Morgan Stanley Finance LLC’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.

•	If, on any determination date, the determination commodity price or the final commodity price, as applicable, of each underlying commodity is greater than or equal to 60% of the respective initial commodity price, which we refer to as the respective downside threshold level, we will pay a contingent quarterly coupon of $32.50 per security (corresponding to an annual rate of approximately 13.00%) on the related contingent payment date.

•	If, on any determination date, the determination commodity price or the final commodity price, as applicable, of either underlying commodity is less than the downside threshold level, no contingent quarterly coupon will be paid with respect to that determination date. It is possible that the commodity prices will remain below their respective downside threshold level for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons during that period.

º	The determination dates are quarterly, as set forth under “Description of Securities – Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to November 25, 2024 as the final determination date.

º	The contingent payment dates are quarterly, as set forth under “Description of Securities – Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-business days.

•	The securities are not subject to automatic early redemption until six months after the original issue date. Following this initial 6-month non-call period, if the determination commodity price of each underlying commodity is greater than or equal to its respective initial commodity price on any determination date excluding the final determination date, beginning May 23, 2024, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. The early redemption payment will equal (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date.

•	At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:

º	if the final commodity price of each underlying commodity is greater than or equal to its respective downside threshold level, the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, or

º	if the final commodity price of either underlying commodity is less than its respective downside threshold level, (i) the stated principal amount times (ii) the commodity performance factor of the worst performing underlying commodity.

Under these circumstances, the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

•	The commodity performance factor with respect to each underlying commodity is the final commodity price divided by the initial commodity price.

•	The determination commodity price with respect to each underlying commodity is the commodity price on any determination date other than the final determination date.

•	The commodity price on any trading day with respect to each underlying commodity will be determined as set forth on page PS-5 in the section of this pricing supplement entitled “Summary of Pricing Supplement.”

•	The initial commodity price with respect to each underlying commodity will equal the commodity price of such underlying commodity on the pricing date, subject to adjustment for non-trading days and certain market disruption events, and is as follows:

º	With respect to WTI crude oil, $

º	With respect to Brent crude oil, $

•	The downside threshold level of each underlying commodity is equal to 60% of the respective initial commodity price and is as follows:

º	With respect to WTI crude oil, $ , which is 60% of its initial commodity price

º	With respect to Brent crude oil, $ , which is 60% of its initial commodity price

•	The worst performing underlying commodity is the underlying commodity with the larger percentage decrease from the respective initial commodity price to the respective final commodity price.

•	The final commodity price with respect to each underlying commodity will equal the commodity price of such underlying commodity on the final determination date.

•	Investing in the securities is not equivalent to investing directly in either underlying commodity or in futures contracts or forward contracts on either underlying commodity.

•	The maturity date and each contingent payment date and early redemption date may be postponed as a result of the postponement of the related determination date due to non-trading days or certain market disruption events. No adjustment will be made to any contingent quarterly coupon or early redemption payment paid on a postponed date.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is approximately $976.10 per security, or within $36.10 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61774FCU4. The ISIN for the securities is US61774FCU49.

•	You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$2	$998
Total	$	$	$

(1)       Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $2 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)       See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-31.

The agent for this offering, Morgan Stanley & Co. LLC, is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Contingent Income Auto-Callable Securities due November 29, 2024, with 6-Month Initial Non-Call Period Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities is based on the worst performing of West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”) and Brent crude oil futures contracts (“Brent crude oil”), which we refer to together as the underlying commodities. Investors in the securities must be willing to accept the risk of a complete loss of principal, and also be willing to forgo interest payments for the entire term of the securities and participation in any appreciation of either underlying commodity, in exchange for the opportunity to receive the contingent quarterly coupon if the determination commodity price of each underlying commodity on any of the quarterly determination dates is at or above its respective downside threshold level. The securities do not guarantee the return of any principal at maturity and all payments on the securities are subject to our credit risk.

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.

Each security costs $1,000	We are offering the Contingent Income Auto-Callable Securities due November 29, 2024, with 6-Month Initial Non-Call Period Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts and Brent Crude Oil Futures Contracts, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $976.10, or within $36.10 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodities. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodities, instruments based on the underlying commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the contingent quarterly coupon rate and the downside threshold levels, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co.,

purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

You will receive a contingent quarterly coupon only if the determination commodity price or the final commodity price, as applicable, of each underlying commodity is greater than or equal to the respective downside threshold level

You will receive a contingent quarterly coupon of $32.50 per security (corresponding to an annual rate of approximately 13.00%) on each contingent payment date but only if the determination commodity price or the final commodity price, as applicable, of each underlying commodity is greater than or equal to its respective downside threshold level of 60% of its initial commodity price on the related determination date. If, however, the determination commodity price or the final commodity price, as applicable, of either underlying commodity is less than the respective downside threshold level on any determination date, you will not receive a contingent quarterly coupon on the related contingent payment date. It is possible that the commodity price of either underlying commodity could remain below its respective downside threshold level on each of the determination dates so that you will receive few or no contingent quarterly coupons during the entire term of the securities. You will not participate in any appreciation in either underlying commodity, and the return on the securities will be limited to the contingent quarterly coupons, if any.

We refer to the contingent quarterly coupons on the securities as contingent because there is no guarantee that you will receive a payment on any contingent payment date during the entire term of the securities. Even if each underlying commodity were to be at or above its respective downside threshold level on some determination dates, one or both underlying commodities may decline below the respective downside threshold level(s) on others.

The initial commodity price with respect to each underlying commodity will equal the commodity price of such underlying commodity on the pricing date and is as follows:

With respect to WTI crude oil, $ .
With respect to Brent crude oil, $ .

The downside threshold level of each underlying commodity is equal to 60% of the respective initial commodity price and is as follows:

With respect to WTI crude oil, $ , which is 60% of its initial commodity price.

With respect to Brent crude oil, $ , which is 60% of its initial commodity price.

The determination dates are quarterly, as set forth under “Description of Securities – Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-trading days and certain market disruption events. We also refer to November 25, 2024 as the final determination date. The contingent payment dates are quarterly, as set forth under set forth under “Description of Securities – Determination Dates, Contingent Payment Dates and Early Redemption Dates” below, subject to postponement for non-business days.

The maturity date and each contingent payment date and early redemption date may be postponed as a result of the postponement of the related determination date due to non-trading days or certain market disruption events. No adjustment will be made to any contingent quarterly coupon or early redemption payment paid on a postponed date.

The securities do not guarantee repayment of any principal at maturity	Unlike ordinary debt securities, the securities do not guarantee the repayment of any of the principal at maturity. As described more fully below, if the securities have not been automatically redeemed prior to maturity and the final commodity price of either underlying commodity has declined below 60% of the initial commodity price, you will be exposed to the decline in the worst performing underlying commodity on a 1-to-1 basis and your payment at maturity will represent a loss of at least 40% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

After the first six months, the securities will be automatically redeemed if the determination commodity price on any of the quarterly determination dates is greater than or equal to the initial commodity price	If the determination commodity price of each underlying commodity on any determination date occurring on or after May 23, 2024 up to but excluding the final determination date is greater than or equal to its respective initial commodity price, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. The early redemption payment will be an amount of cash equal to (i) the stated principal amount plus (ii) the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.

Each determination date is subject to postponement for non-trading days and certain market disruption events as described under “Description of Securities—Determination Dates.”

If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the final commodity price

At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash that will vary depending on the final commodity price and will be equal to:

•      if the final commodity price of each underlying commodity is greater than or equal to its respective downside threshold level, the stated principal amount plus the contingent quarterly coupon with respect to the final determination date, or

•      if the final commodity price of either underlying commodity is less than its respective downside threshold level, (i) the stated principal amount times (ii) the commodity performance factor of the worst performing underlying commodity.

where,

commodity performance factor	=	final commodity price
initial commodity price

final commodity price	=	with respect to each underlying commodity, the commodity price for such underlying commodity on the final determination date, subject to adjustment for non-trading days and certain market disruption events.

initial commodity price	=	with respect to each underlying commodity, the commodity price for such underlying commodity on the pricing date, subject to adjustment for non-trading days and certain market disruption events.

If the final commodity price of either underlying commodity is less than the respective downside threshold level of 60% of its initial commodity price, you will be exposed to the decline of the worst performing underlying commodity on a 1-to-1 basis and your payment at maturity will represent a loss of at least 40% on your initial investment and may be zero.

The commodity price of WTI crude oil on any determination date, including the final determination date, will equal the official settlement price per barrel of WTI crude oil on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date; provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

The commodity price of Brent crude oil on any determination date, including the final determination date, will equal the official settlement price per barrel of Brent crude oil on the ICE Futures Europe, or its successor, of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE Futures Europe on such date; provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the ICE Futures Europe), then the second nearby month futures contract on such date.

Investing in the securities is not equivalent to investing directly in the underlying commodities or in futures contracts or forward contracts on either underlying commodity.

All payments on the securities are subject to our credit risk.

Beginning on PS-8, we have provided examples titled “Hypothetical Payouts on the Securities,” which explain in more detail the possible payouts on the securities on each determination date and at maturity assuming a variety of hypothetical commodity prices for each determination date, including the final determination date. The table does not show every situation that can occur.

You can review the historical prices of the underlying commodities in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-28. You cannot predict the future performance of the underlying commodities based on their historical performance.

Investing in the securities is not equivalent to investing directly in the underlying commodities or in futures contracts or forward contracts on either underlying commodity	Investing in the securities is not equivalent to investing directly in the underlying commodities or in futures contracts or forward contracts on either underlying commodity.

You will not participate in any appreciation in either underlying commodity, and the return on the securities will be limited to	You will not participate in any appreciation in either underlying commodity from the initial commodity price for such commodity, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each determination date on which the determination commodity price of each underlying commodity is greater than or equal to its downside threshold level. In addition, the

the contingent quarterly coupons, if any	automatic early redemption feature may limit the term of your investment to as short as six months. If the securities are redeemed prior to maturity, you will receive no more coupon payments, and you may not be able to reinvest at comparable terms or returns.

Postponement of maturity date	If, due to a market disruption event or otherwise, the final determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final determination date as postponed. See “Description of Securities—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent	We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MSCG will determine the initial commodity prices, the downside threshold levels, the determination commodity prices, the final commodity prices, whether the securities will be redeemed following any determination date, whether the contingent quarterly coupon will be paid on any contingent payment date, whether a market disruption event has occurred with respect to an underlying commodity and the payment that you will receive upon early redemption or at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2023 and prospectus dated November 16, 2023. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.” You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES

The following hypothetical examples illustrate how to determine whether a contingent quarterly coupon is paid with respect to a determination date and how to calculate the payment at maturity, if any, if the securities have not been automatically redeemed early. The following examples are for illustrative purposes only. Whether you receive a contingent quarterly coupon will be determined by reference to the determination commodity price of each underlying commodity on each quarterly determination date, and the amount you will receive at maturity, if any, will be determined by reference to the final commodity price of each underlying commodity on the final determination date. The actual initial commodity price and downside threshold level for each underlying commodity will be determined on the pricing date. All payments on the securities, if any, are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The below examples are based on the following terms:

Contingent Quarterly Coupon:	A contingent quarterly coupon of $32.50 per security (corresponding to an annual rate of approximately 13.00%) is paid quarterly but only if the determination commodity price or the final commodity price, as applicable, of each underlying commodity is greater than or equal to the respective downside threshold level on the related determination date.

Automatic Early Redemption:	If the determination commodity price of each underlying commodity is greater than or equal to the respective initial commodity price on any quarterly determination date other than the final determination date, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.

Payment at Maturity (if the securities have not been automatically redeemed early):

If the final commodity price of each underlying commodity is greater than or equal to the respective downside threshold level, investors will receive the stated principal amount plus the contingent quarterly coupon with respect to the final determination date.

If the final commodity price of either underlying commodity is less than the respective downside threshold level, investors will receive (i) the stated principal amount multiplied by (ii) the commodity performance factor of the worst performing underlying commodity. Under these circumstances, the payment at maturity will be less than 40% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000

Hypothetical Initial Commodity Price:	With respect to WTI crude oil: $70 With respect to Brent crude oil: $80
Hypothetical Downside Threshold Level:	With respect to WTI crude oil: $42, which is 60% of the hypothetical initial commodity price With respect to Brent crude oil: $48, which is 60% of the hypothetical initial commodity price

How to determine whether a contingent quarterly coupon is payable with respect to a determination date:

	Hypothetical Determination Commodity Price		Contingent Quarterly Coupon
	WTI crude oil	Brent crude oil
Hypothetical Determination Date 1	$55 (at or above the downside threshold level)	$55 (at or above the downside threshold level)	$32.50
Hypothetical Determination Date 2	$35 (below the downside threshold level)	$50 (at or above the downside threshold level)	$0
Hypothetical Determination Date 3	$67 (at or above the downside threshold level)	$25 (below the downside threshold level)	$0
Hypothetical Determination Date 4	$30 (below the downside threshold level)	$20 (below the downside threshold level)	$0

On hypothetical determination date 1, each underlying commodity closes at or above the respective downside threshold level. Therefore, a contingent quarterly coupon of $32.50 is paid on the relevant contingent payment date.

On each of hypothetical determination dates 2 and 3, one underlying commodity closes at or above the respective downside threshold level, but the other underlying commodity closes below the respective downside threshold level. Therefore, no contingent quarterly coupon is paid on the relevant contingent payment date.

On hypothetical determination date 4, each underlying commodity closes below the respective downside threshold level, and accordingly, no contingent quarterly coupon is paid on the relevant contingent payment date.

If the determination commodity price of either underlying commodity is less than the respective downside threshold level on each determination date, you will not receive any contingent quarterly coupons for the entire term of the securities.

How to calculate the payment at maturity (if the securities have not been automatically redeemed):

If the determination commodity price of each underlying commodity is greater than or equal to the respective initial commodity price on any quarterly determination date, the securities will be automatically redeemed for an early redemption payment equal to (i) the stated principal amount for each security you hold plus (ii) the contingent quarterly coupon with respect to the related determination date. No further payments will be made on the securities once they have been redeemed.

The examples below illustrate how to calculate the payment at maturity if the securities have not been automatically redeemed prior to maturity.

	Hypothetical Final Commodity Price		Payment at Maturity
	WTI crude oil	Brent crude oil
Example 1:	$64 (at or above the downside threshold level)	$65 (at or above the downside threshold level)	$1,032.50, which consists of the $1,000 stated principal amount + the $32.50 contingent quarterly coupon with respect to the final determination date.
Example 2:	$28 (below the downside threshold level)	$60 (at or above the downside threshold level)	$1,000 x commodity performance factor of the worst performing underlying commodity = $1,000 x ($28 / $70) = $400
Example 3:	$60 (at or above the downside threshold level)	$32 (below the downside threshold level)	$1,000 x ($32 / $80) = $400
Example 4:	$21 (below the downside threshold level)	$36 (below the downside threshold level)	$1,000 x ($21 / $70) = $300
Example 5:	$35 (below the downside threshold level)	$32 (below the downside threshold level)	$1,000 x ($32 / $80) = $400

In example 1, the final commodity prices of both WTI crude oil and Brent crude oil are at or above the respective downside threshold levels. Therefore, investors receive at maturity the stated principal amount of the securities and the contingent monthly coupon with respect to the final observation date. However, investors do not participate in any appreciation of either underlying commodity.

In examples 2 and 3, the final commodity price of one underlying commodity is at or above the respective downside threshold level, but the final commodity price of the other underlying commodity is below the respective downside threshold level. Therefore, investors are exposed to the downside performance of the worst performing underlying commodity at maturity and receive at maturity an amount equal to the stated principal amount times the commodity performance factor of the worst performing underlying commodity. Moreover, investors do not receive the contingent quarterly coupon for the final quarterly period.

Similarly, in examples 4 and 5, the final commodity price of each underlying commodity is below the respective downside threshold level, and investors receive at maturity an amount equal to the stated principal amount times the commodity performance factor of the worst performing underlying commodity. In example 4, WTI crude oil has declined 70% from its initial commodity price to its final commodity price, while Brent crude oil has declined 55% from its initial commodity price to its final commodity price. Therefore, the payment at maturity equals the stated principal amount times the commodity performance factor of WTI crude oil, which is the worst performing underlying commodity in this example. In example 5, WTI crude oil has declined 50% from its initial commodity price to its final commodity price, while Brent crude oil has declined 60% from its initial commodity price to its final commodity price. Therefore, the payment at maturity equals the stated principal amount times the commodity performance factor of Brent crude oil, which is the worst performing underlying commodity in this example.

If the final commodity price of EITHER underlying commodity is below the respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying commodity at maturity, and your payment at maturity will be less than $600 per security and could be zero.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, do not guarantee the payment of regular interest or the return of any principal at maturity. Investing in the securities is not equivalent to directly investing in the underlying commodities or in futures contracts or forwards contracts on either underlying commodity. This section describes the material risks relating to the securities. For a complete list of risk factors, please also see the accompanying prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not guarantee the return of any principal at maturity	The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the payment of regular interest or the return of any principal at maturity. Instead, if the securities have not been automatically redeemed prior to maturity, and if the final commodity price of either underlying commodity is less than its downside threshold level, you will be exposed to the decline in the commodity price of the worst performing underlying commodity as of the final determination date, as compared to its initial commodity price, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the commodity performance factor of the worst performing underlying commodity. In this case, the payment at maturity will represent a loss of at least 40% on your initial investment and may be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

The securities do not provide for regular interest payments	The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon only if the determination commodity price or final commodity price, as applicable, of each underlying commodity is at or above 60% of its respective initial commodity price, which we refer to as the downside threshold level, on the related determination date. If, on the other hand, the determination commodity price or final commodity price, as applicable, of either underlying commodity is lower than the respective downside threshold level on the relevant determination date, we will pay no coupon on the applicable contingent payment date. It is possible that the commodity price(s) of one or both underlying commodities will remain below the respective downside threshold level(s) for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent quarterly coupons during that period. If you do not earn sufficient contingent quarterly coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any

no independent assets	recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The contingent quarterly coupon, if any, is based only on the value of each underlying commodity on the related quarterly determination date at the end of the related interest period	Whether the contingent quarterly coupon will be paid on any contingent payment date will be determined at the end of the relevant interest period, based on the determination commodity price of each underlying commodity on the relevant quarterly determination date. As a result, you will not know whether you will receive the contingent quarterly coupon on any contingent payment date until near the end of the relevant interest period. Moreover, because the contingent quarterly coupon is based solely on the commodity price of each underlying commodity on quarterly determination dates, if the determination commodity price of either underlying commodity on any determination date is below the downside threshold level, you will receive no coupon for the related interest period, even if the price(s) of one or both of the underlying commodities were at or above the respective downside threshold level(s) on other days during that interest period.

Investors will not participate in any appreciation in either underlying commodity	Investors will not participate in any appreciation in the price of either underlying commodity from its initial commodity price, and the return on the securities will be limited to the contingent quarterly coupons, if any, that are paid with respect to each determination date on which the determination commodity price of each underlying commodity is greater than or equal to the respective downside threshold level.

The automatic early redemption feature may limit the term of your investment to approximately six months. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns	The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent quarterly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first six months of the term of the securities.

The market price will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the market price of each underlying commodity on any day, including in relation to its respective downside threshold level, will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the underlying commodities, the securities will trade differently from the underlying commodities. Factors that may influence the value of the securities include:

•      the market prices of the underlying commodities and futures contracts on the underlying commodities and the volatility (frequency and magnitude of changes in price) of such prices;

•      whether or not the price of either underlying commodity is less than its respective downside threshold level;

•      trends of supply and demand for the underlying commodities at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodities;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodities or commodities markets generally and which may affect the price of each underlying commodity;

•      the time remaining until the maturity of the securities; and

•      any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price(s) of one or both of the underlying commodities at the time of sale are at or below the respective initial prices and especially if they are near or below the respective downside threshold levels or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future price of either underlying commodity based on its historical performance. The final commodity price of one or both of the underlying commodities may be less than the respective downside threshold level(s) such that you will be exposed on a 1-to-1 basis to the negative performance of the worst performing underlying commodity, and, as a result, you will lose a significant portion or all of your investment at maturity. There can be no assurance that the final commodity price of each underlying commodity will be greater than or equal to the respective downside threshold level so that you will receive at maturity an amount that is greater than the stated principal amount of the securities, or that you will not lose a significant portion or all of your investment.

Investing in the securities is not equivalent to investing in the underlying commodities or in futures contracts or forward contracts on the underlying commodities	By purchasing the securities, you do not purchase any entitlement to the underlying commodities or futures contracts or forward contracts on the underlying commodities. Further, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodities.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our affiliates	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying

could potentially adversely affect the value of the securities	commodities), including trading in futures contracts on the underlying commodities, and possibly in other instruments related to the underlying commodities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final determination date approaches. Some of our affiliates also trade the underlying commodities and other financial instruments related to the underlying commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price of an underlying commodity, and, as a result, increase (i) the price at or above which such underlying commodity must close on any determination date so that the securities are redeemed prior to maturity for the early redemption payment (depending also on the performance of the other underlying commodity) and (ii) the downside threshold level, which is the price at or above which such underlying commodity must close on the determination dates in order for you to earn a contingent quarterly coupon (depending also on the performance of the other underlying commodity), and, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative performance of the worst performing underlying commodity at maturity (depending also on the performance of the other underlying commodity). Additionally, such hedging activities or trading activities during the term of the securities could affect the price of an underlying commodity on the determination dates, and, accordingly, whether the securities are automatically redeemed prior to maturity, whether we pay a contingent quarterly coupon on the securities and the amount of cash you will receive at maturity, if any (depending also on the performance of the other underlying commodity).

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MSCG will determine the initial commodity prices, the downside threshold levels, the determination commodity prices, the final commodity prices, the contingent quarterly coupon, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred with respect to an underlying commodity, and, if the securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Initial Commodity Price,” “—Commodity Price,” “—Determination Dates,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default,” and “—Calculation Agent and Calculations” herein. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

The U.S. federal income tax consequences of an investment in the securities are uncertain

There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “Description of Securities–United States Federal Taxation” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodities

You are exposed to the price risk of each underlying commodity	Your return on the securities is not linked to a basket consisting of each underlying commodity or a broad-based commodity index. Rather, it will be contingent upon the independent performance of each underlying commodity. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying commodity. Poor performance by either underlying commodity over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying commodity. To receive any contingent quarterly coupon payments, each underlying commodity must close at or above the respective downside threshold level on the applicable determination date. In addition, if the securities have not been redeemed prior to maturity and either underlying commodity has declined to below the respective downside threshold level as of the final determination date, you will be fully exposed to the decline in the worst performing underlying commodity over the term of the securities on a 1-to-1 basis, even if the other underlying commodity has appreciated or has not declined as much. Under this scenario, the value of any such payment at maturity will be less than 60% of the stated principal amount and could be zero. Accordingly, your investment is subject to the price risk of each underlying commodity.

Investments linked to commodities are subject to sharp fluctuations in commodity prices, and the prices of the underlying commodities may change unpredictably and affect the value of the securities in unforeseeable ways

Investments, such as the securities, linked to the price of commodities, such as the underlying commodities, are subject to sharp fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally. Brent crude oil is light sweet crude oil from the North Sea. Most refinement takes place in Northwest Europe. Brent crude oil prices are generally more volatile and subject to dislocation than prices of other commodities.

In addition, the prices of WTI crude oil may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the

May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If WTI crude oil reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the securities.

Additionally, more recently, prior to and since Russia’s further invasion of Ukraine, the price of oil, including the prices of WTI crude oil futures contracts and Brent crude oil futures contracts, have been volatile and increased significantly. This conflict has led to disruptions in the supply of oil and caused fluctuations in the price of oil, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the price of oil. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of WTI crude oil futures and Brent crude oil futures and, therefore, the value of the securities and the payment at maturity, if any.

You can review a table of the published high and low commodity prices, as well as end-of-quarter commodity prices, of each underlying commodity for each calendar quarter in the period from January 1, 2018 through November 20, 2023 beginning on page PS-29 and graphs that plot the daily commodity prices of each underlying commodity for the same period in this document on pages PS-30 and PS-31. You cannot predict the future performance of either underlying commodity based on historical performance. In addition, there can be no assurance that the final commodity price of either underlying commodity will be greater than or equal to the respective downside threshold level so that you do not suffer a significant loss on your initial investment in the securities.

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities	The securities have returns based on the changes in prices of futures contracts on WTI crude oil and Brent crude oil, not the changes in the spot prices of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected value of such commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

Differences between futures prices and the spot prices of the underlying commodities may decrease the amount payable at	The initial commodity prices and final commodity prices that are used to determine the payment at maturity, if any, on the securities are determined by reference to the settlement prices of the first nearby month futures contracts for the underlying commodities on the pricing date and final determination date, respectively; provided that if such date falls on the last trading day of such futures

maturity	contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot prices of the underlying commodities on such dates. The market for futures contracts on the underlying commodities has experienced periods of backwardation, in which futures prices are lower than the spot prices, and periods of contango, in which futures prices are higher than the spot prices. If the contract is in contango on the pricing date or in backwardation on the final determination date, the payment at maturity payable, if any, on the maturity date, may be less than if the initial commodity prices or the final commodity prices, respectively, were determined with reference to the spot prices.

Suspension or disruptions of market trading in the underlying commodities may adversely affect the value of the securities	The futures markets for the underlying commodities are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices will have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the prices of the underlying commodities and, therefore, the value of the securities.

Legal and regulatory changes could adversely affect the return on and value of the securities

Futures contracts and options on futures contracts, including those related to the underlying commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of our Contingent Income Auto-Callable Securities due November 29, 2024, with 6-Month Initial Non-Call Period Based on the Worst Performing of West Texas Intermediate Light Sweet Crude Oil Futures Contracts (“WTI Crude Oil”) and Brent Crude Oil Futures Contracts (“Brent Crude Oil”).

Aggregate Principal Amount	$

Pricing Date	November 22, 2023

Original Issue Date (Settlement Date)	November 28, 2023 (3 Business Days after the Pricing Date).

Maturity Date	November 29, 2024, subject to postponement as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled final Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such final Determination Date as postponed. See “––Determination Dates” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61774FCU4

ISIN	US61774FCU49

Denominations	$1,000 and integral multiples thereof

Underlying Commodities	West Texas Intermediate light sweet crude oil futures contracts and Brent crude oil futures contracts

Contingent Quarterly Coupon	Unless the Securities have been previously redeemed pursuant to “Early Redemption” below, the Contingent Quarterly Coupon payable on this Security on each Contingent Payment Date for the related Interest Period $32.50 per security (corresponding to an annual rate of approximately 13.00%); provided that a Contingent Quarterly Coupon will be payable for such Interest Period only if the Determination Commodity Price or the Final Commodity Price, as applicable, of each Underlying Commodity is at or above the respective Downside Threshold Level on the related Determination Date.

Interest Period	The quarterly period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Contingent Payment Date, as applicable, to but excluding the following scheduled Contingent Payment Date, with no adjustment for any postponement thereof.

Determination Commodity Price	The Commodity Price on any Determination Date other than the final Determination Date.

Early Redemption	The Securities are not subject to automatic early redemption until approximately six months after the Original Issue Date. Following this initial 6-month non-call period, if, on any Determination Date, beginning on May 23, 2024, to but excluding the final Determination Date, the Determination Commodity Price of each Underlying Commodity is greater than or equal to the respective Initial Commodity Price, we will redeem the Securities, in whole and not in part, for the Early Redemption Payment on the related Early Redemption Date (as may be postponed under “––Determination Dates” below).

In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed under “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the applicable Early Redemption Payment amount to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Contingent Payment Date. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Dates	Beginning after six months, quarterly, as set forth under “Determination Dates, Contingent Payment Dates and Early Redemption Dates” below; provided that if any such day is not a Business Day, the Securities will be redeemed on the next succeeding Business Day and no adjustment will be made to any Early Redemption Payment made on that succeeding Business Day.

Early Redemption Payment	The Early Redemption Payment will equal for each $1,000 Stated Principal Amount of Securities that you hold (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Coupon with respect to the related Determination Date.

Contingent Payment Dates	Quarterly, as set forth under “Determination Dates, Contingent Payment Dates and Early Redemption Dates” below. The payment of the Contingent Quarterly Coupon, if any, with respect to the final Determination Date will be made on the Maturity Date.

If a Contingent Payment Date (including the Maturity Date) or any Early Redemption Date is postponed as a result of postponement of the relevant Determination Date, no adjustment will be made to any Contingent Quarterly Coupon paid on that postponed date.

Record Date	For each Contingent Payment Date, the date one Business Day prior to such Contingent Payment Date.

Payment at Maturity	If the Securities have not been automatically redeemed prior to maturity, you will receive for each $1,000 Stated Principal Amount of Securities that you hold an amount in cash equal to:

•	if the Final Commodity Price of each Underlying Commodity is greater than or equal to the respective Downside Threshold Level, the Stated Principal Amount plus the Contingent Quarterly Coupon with respect to the final Determination Date; or

•	if the Final Commodity Price of either Underlying Commodity is less than the respective Downside Threshold Level, (i) the Stated Principal Amount times (ii) the Commodity Performance Factor of the Worst Performing Underlying Commodity.

If the Final Commodity Price of either Underlying Commodity declines by more than 40% from the respective Initial Commodity Price, you will be fully exposed to the decline in the Final Commodity Price from the Initial Commodity Price. There is no minimum payment at maturity on the Securities. Accordingly, you could lose your entire initial investment in the Securities.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Commodity Performance Factor	With respect to each Underlying Commodity, a fraction, the numerator of which is the Final Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Performance Factor	=	Final Commodity Price
Initial Commodity Price

Commodity Price	The Commodity Price of WTI Crude Oil on any Trading Day will be determined by the Calculation Agent and will equal the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the Relevant Exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the Relevant Exchange on such date; provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the Relevant Exchange), then the second nearby month futures contract on such date.

The Commodity Price of Brent Crude Oil on any Trading Day will be determined by the Calculation Agent and will equal the official settlement price per barrel of Brent crude oil on the Relevant Exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the Relevant Exchange on such date; provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the Relevant Exchange), then the second nearby month futures contract on such date.

Reuters, Bloomberg and various other third-party sources may report prices of the Underlying Commodities. If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodities, the price as published by such Relevant Exchange will prevail.

Initial Commodity Price	With respect to WTI Crude Oil, $ , which is the Commodity Price on the Pricing Date.

With respect to Brent Crude Oil, $ , which is the Commodity Price on the Pricing Date.

Downside Threshold Level	With respect to WTI Crude Oil, $ , which is 60% of the Initial Commodity Price.

With respect to Brent Crude Oil, $ , which is 60% of the Initial Commodity Price.

Final Commodity Price	With respect to each Underlying Commodity, the Commodity Price on the final Determination Date, as determined by the Calculation Agent.

Worst Performing Underlying Commodity	The Underlying Commodity with the larger percentage decrease from the respective Initial Commodity Price to the respective Final Commodity Price.

Determination Dates	Quarterly, as set forth below, subject to postponement for non-Trading Days and certain Market Disruption Events. We also refer to November 25, 2024 as the final Determination Date.

Determination Dates, Contingent Payment Dates and Early Redemption Dates

Determination Dates	Contingent Payment Dates/ Early Redemption Dates
February 26, 2024*	February 29, 2024*
May 23, 2024	May 29, 2024
August 26, 2024	August 29, 2024
November 25, 2024	November 29, 2024

*The Securities are not subject to automatic early redemption until the 2nd Determination Date, which is May 23, 2024.

If any scheduled Determination Date is not a Trading Day with respect to an Underlying Commodity or if a Market Disruption Event occurs with respect to an Underlying Commodity on such scheduled Determination Date, such Determination Date will be postponed and the Commodity Price solely for such Underlying Commodity for such date will be determined on the immediately succeeding Trading Day with respect to such Underlying Commodity on which no Market Disruption Event with respect to such Underlying Commodity occurs.  The Commodity Price for an Underlying Commodity as of any Determination Date will not be determined on a date later than the fifth scheduled Trading Day for such Underlying Commodity following the relevant scheduled Determination Date.  If such date is not a Trading Day with respect to such Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Commodity Price for such Underlying Commodity as of the relevant Determination Date on such fifth scheduled Trading Day with respect to such Underlying Commodity by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Commodity Price for such Underlying Commodity as of the relevant Determination Date will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Commodity Price for such Underlying Commodity for such Determination Date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	Relevant Exchange means the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”), with respect to WTI Crude Oil and the ICE Futures Europe with respect to Brent Crude Oil. With respect to each Underlying Commodity, if such relevant exchange is no longer the principal exchange or trading market for such Underlying Commodity, Relevant Exchange will mean the exchange or principal trading market for such Underlying Commodity that serves as the source of prices for such Underlying Commodity and any principal exchanges where options or futures contracts on such Underlying Commodity are traded.

Trading Day	With respect to each Underlying Commodity, Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Market Disruption Event	With respect to each Underlying Commodity, Market Disruption Event means any of Price Source Disruption, Disappearance of

Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption	With respect to each Underlying Commodity, Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity
Reference Price	With respect to each Underlying Commodity, Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption	With respect to each Underlying Commodity, Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption	With respect to each Underlying Commodity, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Book Entry Note or
Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, us and the Guarantor.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., ..876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to ..7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Downside Threshold Level, the Final Commodity Price, the Determination Commodity Price, the Contingent Quarterly Coupon, if any, due to you with respect to each Determination Date, whether the Securities will be redeemed, whether a Market Disruption Event has occurred with respect to an Underlying Commodity, and, if the Securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity. See “—Discontinuance of the Underlying commodity; Alteration of Method of Calculation” and “––Market Disruption Event.” MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also “Risk Factors––The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.”

Alternate Exchange Calculation
in Case of an Event of Default	In case an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities will be an amount in cash equal to the value of such Securities on the day that is two business days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Pricing Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Securities. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Pricing

Date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than this amount.

Historical Information	The following tables set forth the published high and low daily prices of WTI Crude Oil and Brent Crude Oil, as well as the end-of-quarter prices of WTI Crude Oil and Brent Crude Oil, for each calendar quarter in the period from January 1, 2018 to November 20, 2023. The Commodity Price of WTI Crude Oil on November 20, 2023 was $77.60 and the Commodity Price of Brent Crude Oil on November 20, 2023 was $82.32. The graph following the table sets forth the daily prices of WTI Crude Oil and Brent Crude Oil for the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Commodity Prices of the Underlying Commodities on each day on which such price must be determined, including each Determination Date and the Final Determination Date, will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of each Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance. If the Securities are not automatically redeemed prior to maturity and if the Commodity Price of either Underlying Commodity has declined to below the Downside Threshold Level, you will lose a significant portion or all of your initial investment at maturity. We cannot give you any assurance that the Securities will be redeemed prior to maturity, or that, if the Securities are not redeemed, the Final Commodity Price will be at or above the Downside Threshold Level so that at maturity you will not lose a significant portion or all of your investment. The prices of the Underlying Commodities may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

The price of WTI Crude Oil may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—Risks Relating to the Underlying Commodities—Investments linked to commodities are subject to sharp fluctuations in commodity prices, and the prices of the underlying commodities may change unpredictably and affect the value of the securities in unforeseeable ways.”

West Texas Intermediate Light Sweet Crude Oil Futures Contracts

High and Low Daily Closing Prices and End-of-Quarter Prices

January 1, 2018 through November 20, 2023

(stated in U.S. dollars per barrel)

West Texas Intermediate Light Sweet Crude Oil Futures Contracts	High ($)	Low ($)	Period End ($)
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.14	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	46.54	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
2020
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter	74.05	58.65	73.47
Third Quarter	75.45	62.32	75.03
Fourth Quarter	84.65	65.57	75.21
2022
First Quarter	123.70	76.08	100.28
Second Quarter	122.11	94.29	105.76
Third Quarter	108.43	76.71	79.49
Fourth Quarter	92.64	71.02	80.26
2023
First Quarter	81.62	66.74	75.67
Second Quarter	83.26	67.12	70.64
Third Quarter	93.68	69.79	90.79
Fourth Quarter (through November 20, 2023)	90.79	72.90	77.60

West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Daily Closing Prices – January 1, 2018 to November 20, 2023

*The solid red line indicates the hypothetical Downside Threshold Level, assuming the Commodity Price of WTI Crude Oil on November 20, 2023 were the Initial Commodity Price.

Brent Crude Oil Futures Contracts

High and Low Daily Closing Prices and End-of-Quarter Prices

January 1, 2018 through November 20, 2023

(stated in U.S. dollars per barrel)

Brent Crude Oil Futures Contracts	High ($)	Low ($)	Period End ($)
2018
First Quarter	70.53	62.59	70.27
Second Quarter	79.80	67.11	79.44
Third Quarter	82.72	70.76	82.72
Fourth Quarter	86.29	50.47	53.80
2019
First Quarter	68.50	54.91	68.39
Second Quarter	74.57	59.97	66.55
Third Quarter	69.02	56.23	60.78
Fourth Quarter	68.44	57.69	66.00
2020
First Quarter	68.91	22.74	22.74
Second Quarter	43.08	19.33	41.15
Third Quarter	45.86	39.61	40.95
Fourth Quarter	52.26	37.46	51.80
2021
First Quarter	69.63	51.09	63.54
Second Quarter	76.18	62.15	75.13
Third Quarter	79.53	65.18	78.52
Fourth Quarter	86.40	68.87	77.78
2022
First Quarter	127.98	78.98	107.91
Second Quarter	123.58	98.48	114.81
Third Quarter	113.50	84.06	87.96
Fourth Quarter	98.57	76.10	85.91
2023
First Quarter	88.19	72.97	79.77
Second Quarter	87.33	71.84	74.90
Third Quarter	96.55	74.65	95.31

Brent Crude Oil Futures Contracts	High ($)	Low ($)	Period End ($)
Fourth Quarter (through November 20, 2023)	95.31	77.42	82.32

Brent Crude Oil Futures Contracts

Daily Closing Prices – January 1, 2018 to November 20, 2023

*The solid red line indicates the hypothetical Downside Threshold Level, assuming the Commodity Price of Brent Crude Oil on November 20, 2023 were the Initial Commodity Price.

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodities, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Commodity Price of either Underlying Commodity, and, as a result, increase (i) the price at or above which such Underlying Commodity must close on any Determination Date so that the Securities are redeemed prior to maturity for the Early Redemption Payment (depending also on the performance of the other Underlying Commodity), and (ii) the Downside Threshold Level, which is the price at or above which such Underlying Commodity must close on each Determination Date in order for you to earn a Contingent Quarterly Coupon, and, if the Securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the Worst Performing Underlying Commodity at maturity (depending also on the performance of the other Underlying Commodity). These entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final Determination Date approaches. Additionally, such hedging activities or trading activities during the term of the Securities could potentially affect the value of either Underlying Commodity on the Determination Dates, and, accordingly, whether the Securities are automatically redeemed prior to maturity, whether we pay a Contingent Quarterly Coupon on the Securities and the amount of cash you receive at maturity, if any (depending also on the performance of the other Underlying Commodity).

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $2 for each Security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Securities against payment therefor in New York, New York on November 28, 2023, which will be the third scheduled Business Day following the Pricing Date.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Securities to Non-U.S. Holders should not be subject to Section 871(m).

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S.

federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.